Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Ed Merritt	Gerri Dyrek
Vice President, Investor Relations	Group Vice President, Corporate Communications
investorrelations@digitalriver.com	gdyrek@digitalriver.com
+1 952-540-3362	+1 952-253-1234, ext. 38396
Digital River Appoints CFO Tom Donnelly as President
MINNEAPOLIS — March 18, 2011 — Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, announced the appointment of CFO, Tom Donnelly, to the position of President. As President of Digital River, Donnelly is charged with leading the global e-marketing, sales and client delivery organizations for the company’s core enterprise commerce businesses, including software, consumer electronics and games.
“Tom’s contributions have been integral to Digital River’s performance over the past six years,” said Joel Ronning, Digital River’s CEO. “Tom is an exceptional leader with deep knowledge of our business and solid relationships with our clients, employees and shareholders. His appointment to President is part of a natural progression and important step in our plan to accelerate growth, drive quality and expand our global footprint.”
Donnelly joined Digital River in 2005 as the company’s treasurer and vice president of finance. Four months later, he was promoted to CFO with responsibility for worldwide finance, human resources, investor relations and legal matters. Over the past year, Donnelly has been managing the company’s delivery and IT organizations. He has been a vital part of Digital River’s leadership team and has worked closely with senior executives and the board of directors to set the company’s strategic direction.
“Digital River has established itself as a leader in global e-commerce with a strong history of growth and world class portfolio of clients across multiple markets,” said Tom Donnelly. “I am looking forward to playing an even larger role in working with our clients and expanding our business on a worldwide basis.”

Donnelly will continue in his current role as CFO until a new CFO is appointed. Donnelly has more than 25 years of finance and operations experience, primarily in the high technology industry. Prior to joining Digital River, Donnelly served as the CFO and COO of Net Perceptions, Inc. and in senior operating or transaction-related positions at several technology corporations.
About Digital River, Inc.
Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.
Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit the corporate website, follow the company on Twitter or call +1 952-253-1234.
Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.
Twitter Tags: #ecommerce, #DigitalRiverInc
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